SHAREHOLDER LETTER Q2 2025

Q2 2025

Q2 2025 Results

	Q2
(in millions, except percentages)	2024	2025	YoY Change

Revenue	$178.3	$251.6	41%
Transaction Value [1]	$321.8	$480.8	49%

Gross Profit	$31.7	$37.7	19%
Contribution [1]	$33.7	$39.8	18%

Net Income (Loss)	$4.4	$(22.5)	n/m
Adjusted EBITDA [1]	$18.7	$24.5	31%

n/m - Not Meaningful

1.See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics and operating metrics used in this shareholder letter.

Q2 2025

Executive Summary
This is an exciting time for MediaAlpha. After more than two years of engagement with the Federal Trade Commission (FTC), we have a reached a resolution and put the matter behind us. Our underlying business performance remains strong, with record market share and six consecutive quarters of year-over-year growth in both Transaction Value and Adjusted EBITDA. With a compelling long-term outlook, we see substantial upside ahead and are fully committed to delivering on this market opportunity for our shareholders.

We reported the strongest second quarter in our history, driven by continued robust growth in our Property & Casualty (P&C) vertical as auto carriers continued to ramp up marketing spend to acquire new customers. For the second quarter, total Transaction Value was $480.8 million, up 49% year over year. Adjusted EBITDA was $24.5 million, an increase of 31% year over year, albeit slightly below our expectations.

Our core P&C insurance vertical continues to deliver robust growth, with Transaction Value increasing 71% year over year to $435.4 million. While we typically see a seasonal decline in the second quarter, P&C Transaction Value instead grew 7% sequentially, driven by new supply partner wins and sustained demand from leading carriers. These successes, while modestly reducing our take rate in the quarter, underscore the effectiveness of our strategy, which continues to deliver market share gains.

In our Health insurance vertical, Transaction Value declined 32% year over year to $37.4 million, slightly below expectations, as we took additional measures in under-65 health to address concerns raised by the FTC. While we continue to experience some headwinds in Medicare, it remains our primary strategic focus within the Health vertical as it represents a large and growing opportunity where we are well positioned to capture future growth.

Turning to regulatory matters, as we announced in a separate press release today, we are pleased to have reached a settlement with the FTC that fully resolves its inquiry, which related primarily to under-65 health. While we strongly disagree with the FTC’s allegations, we believe this resolution is in the best interests of MediaAlpha and our shareholders. Under the terms of the settlement, which includes no admission of wrongdoing, we will pay $45 million (or $0.61 per fully diluted share) and agree to certain other provisions, primarily the implementation of additional compliance procedures to further strengthen our existing safeguards in under-65 health. On a year-over-year basis, we expect these compliance procedures, together with our previous actions, to reduce 2025 under-65 Transaction Value by approximately $80 million to $85 million and under-65 Contribution by $18 million to $20 million. Relative to our 2024 consolidated results, these declines represent 6% of Transaction Value and 12% of Contribution at the midpoints of these ranges. A portion of this impact in under-65 has already been realized in the first half of the year. Additional details are contained on pages 5, 7, and 8 of this Shareholder Letter and in the press release we issued today.

During the quarter, we further strengthened our balance sheet, generating $22 million of cash and ending with $85 million of cash. Our net debt-to-Adjusted EBITDA ratio at the end of the quarter was 0.6x, underscoring our strong cash generation and robust Adjusted EBITDA growth, enabled by our efficient operating model. Given our strong cash flow characteristics and balance sheet, we will continue to have ample cash following our payments to the FTC and significant financial flexibility moving forward.

Q2 2025

Additionally, on August 4, 2025, we extended the maturity of $142.6 million of the $156.3 million of indebtedness outstanding under our credit facilities as of such date, by one year through July 2027. Details are available in our Form 8-K filed today.

The future is bright. With our core P&C business performing exceptionally well and the FTC matter now behind us, we are well positioned and excited for the opportunities ahead in the second half of 2025 and beyond.

Q2 2025

Financial Discussion - Transaction Value and Revenue Metrics
Transaction Value increased 49% year over year to $480.8 million in Q2 2025, driven primarily by a 71% increase in the P&C insurance vertical. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform, and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as budgets increasingly migrate online.
Transaction Value from our P&C insurance vertical increased 71% year over year to $435.4 million, driven by significant year-over-year increases in marketing budgets and customer acquisition spending by our carrier partners as well as new supply partner wins.
Transaction Value from our Health insurance vertical declined 32% year over year to $37.4 million, due to declines in both under-65 health and Medicare. Further, Transaction Value from the under-65 component of our Health vertical over the past six quarters is noted below.

($ in millions)	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25	Q2’25
Total Transaction Value	$219	$322	$452	$499	$473	$481
Under-65 Transaction Value	$45	$39	$39	$56	$36	$23
Under-65 % of Total	20%	12%	9%	11%	8%	5%

Transaction Value from our Life insurance vertical declined 14% year over year to $6.8 million, driven by lower customer acquisition spending from our Demand Partners.
Transaction Value from our Other vertical, which includes travel and consumer finance, declined 71% year over year to $1.2 million. Travel has been fully wound down as of the end of the second quarter.

Q2 2025

We generated $251.6 million of total revenue in Q2 2025, up 41% year over year, driven primarily by higher revenue from our P&C insurance vertical.

Revenue by Vertical
($ in millions)
$75
$34
$32
$117
$71
$38
$127
$47
$69
$178
$35
$134
$259
$33
$219
$301
$59
$235
$264
$34
$223
$252
$18
$227
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
Q1'25
Q2'25
Property & Casualty insurance
Health insurance
Life insurance
Other

Revenue from our P&C insurance vertical increased 69% year over year to $227.2 million in Q2 2025, driven largely by the increase in Transaction Value.
Revenue from our Health insurance vertical declined 48% year over year to $18.1 million in Q2 2025. Health revenue declined more than Transaction Value due to a higher mix of transactions from our Private Marketplace. Under-65 health has typically had a lower mix of Private Marketplace transactions than Medicare, and is now a meaningfully smaller percentage of the total Health vertical.
Revenue from our Life insurance vertical declined 20% year over year to $5.2 million in Q2 2025, driven by lower customer acquisition spending by our Demand Partners.
Revenue from our Other vertical, which consists of travel and consumer finance, declined 55% year over year to $1.2 million in Q2 2025.

Q2 2025

Financial Discussion - Profitability
Gross profit was $37.7 million in Q2 2025, a year-over-year increase of 19%. Contribution, which generally represents revenue less revenue share payments and online advertising costs, was $39.8 million in Q2 2025, a year-over-year increase of 18%. The year-over-year increases in gross profit and Contribution were driven primarily by the higher revenue, offset in part by lower take rates due to reductions in Transaction Value from our Health vertical and as mix shifted within our P&C vertical. Contribution Margin was 15.8% in Q2 2025, compared with 18.9% in Q2 2024. Further, Contribution from the under-65 component of our Health vertical over the past six quarters is noted below.

($ in millions)	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25	Q2’25
Total Contribution	$28	$34	$41	$52	$44	$40
Under-65 Contribution	$8	$6	$5	$10	$6	$2
Under-65 % of Total	29%	19%	13%	19%	13%	6%

Net loss was $22.5 million in Q2 2025, compared with net income of $4.4 million in Q2 2024. The net loss was driven primarily by a $33.0 million charge to increase the reserve related to the FTC matter, offset in part by an increase in gross profit of $6.0 million.
Adjusted EBITDA was $24.5 million in Q2 2025, a year-over-year increase of 31%. The increase was driven primarily by higher gross profit, slightly offset by moderate headcount investments. Adjusted EBITDA margin was 9.7% in Q2 2025, compared with 10.5% in Q2 2024.

Q2 2025

Financial Impact of the FTC Settlement for Under-65 Health

As previously disclosed, in early 2025 following a comprehensive strategic review, we began implementing enhanced compliance measures and scaling back certain areas within under-65 health. During the second quarter, we took additional measures to address concerns raised by the FTC. As a result of these actions, under-65 health’s top and bottom lines declined significantly in the first and second quarters of 2025.

On a year-over-year basis, we expect these additional compliance procedures agreed to in connection with the FTC settlement, together with actions implemented in the first half of the year, to reduce under-65 Transaction Value by approximately $80 million to $85 million and under-65 Contribution by $18 million to $20 million in 2025. Relative to our 2024 consolidated results, these declines represent 6% of Transaction Value and 12% of Contribution at the midpoints of these ranges. Specifically, for under-65:

Transaction Value ($ in millions)	Q1 2025	Q2 2025	H2 2025
$ Increase (Decrease) year over year	$(9)	$(16)	$(55) to $(60)
% Change year over year (at the midpoint)	(20)%	(41)%	(61)%

Contribution ($ in millions)	Q1 2025	Q2 2025	H2 2025
$ Increase (Decrease) year over year	$(3)	$(4)	$(11) to $(13)
% Change year over year (at the midpoint)	(32)%	(63)%	(79)%

Q2 2025

Financial Discussion - Q3 2025 Outlook1

	Q3 2025
Transaction Value [2]	$545 million	-	$570 million
Y/Y Growth	21%		26%

Revenue	$270 million	-	$290 million
Y/Y Growth	4%		12%

Adjusted EBITDA [2]	$25.5 million	-	$27.5 million
Y/Y Growth	(3)%		5%

Our guidance for Q3 2025 reflects a strengthening of the customer acquisition spending trends that we have seen in the first half of the year in our P&C insurance vertical. We expect Transaction Value in our P&C insurance vertical to grow approximately 35% year over year in the third quarter, driven by strong carrier growth investment and profitability, along with continued share gain. We expect third quarter Transaction Value in our Health insurance vertical, which includes both Medicare and under-65 health, to decline 40% to 45% year over year. On a year-over-year basis, we expect third quarter under-65 Transaction Value and Contribution to decline by approximately $21 million (54%) and $4 million (77%), respectively.

We expect Adjusted EBITDA to grow at a slower rate than Transaction Value and revenue during the third quarter due to a year-over-year decrease in Contribution as a percentage of Transaction Value driven primarily by a decline in under-65 health, which historically operated at higher margins.
Transaction Value: For Q3 2025, we expect Transaction Value to be in the range of $545 million - $570 million, a year-over-year increase of 23% at the midpoint.
Revenue: For Q3 2025, we expect revenue to be in the range of $270 million - $290 million, a year-over-year increase of 8% at the midpoint.
Adjusted EBITDA: For Q3 2025, we expect Adjusted EBITDA to be in the range of $25.5 million - $27.5 million, a year-over-year increase of 1% at the midpoint, including a $4 million year-over-year decline in Contribution from under-65. We are projecting Contribution less Adjusted EBITDA to be approximately $1 million higher than in Q2 2025.

Thank you,

Steve Yi	Patrick Thompson
Chief Executive Officer, President and Co-Founder	Chief Financial Officer & Treasurer
1 With respect to the Company’s projections of Adjusted EBITDA and Contribution under “Financial Discussion – Q3 2025 Outlook”, MediaAlpha is not providing a reconciliation of Adjusted EBITDA to net income (loss), or of Contribution to gross profit, because the Company is unable to predict with reasonable certainty the reconciling items that may affect the corresponding GAAP measures without unreasonable effort. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.
2 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics and operating metrics used in this shareholder letter.

Q2 2025

Key Business and Operating Metrics and Non-GAAP Financial Measures
In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.
Transaction Value
We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is an operating metric not presented in accordance with GAAP, and is a driver of revenue based on the economic relationships we have with our partners. Our partners use our platform to transact via Open and Private Marketplace transactions. In our Open Marketplace model, revenue recognized represents the fees paid by our Demand Partners for Consumer Referrals sold and is equal to the Transaction Value and revenue share payments to our Supply Partners represent costs of revenue. In our Private Marketplace model, revenue recognized represents a platform fee billed to the Demand Partner or Supply Partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.
The following table presents Transaction Value by platform model for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Open Marketplace transactions	$245,280	$171,504	$503,699	$293,933
Percentage of total Transaction Value	51.0%	53.3%	52.8%	54.3%
Private Marketplace transactions	235,499	150,306	450,181	246,983
Percentage of total Transaction Value	49.0%	46.7%	47.2%	45.7%
Total Transaction Value	$480,779	$321,810	$953,880	$540,916
The following table presents Transaction Value by vertical for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Property & Casualty insurance	$435,351	$254,576	$842,198	$390,070
Percentage of total Transaction Value	90.6%	79.1%	88.3%	72.1%
Health insurance	37,413	55,278	95,092	124,365
Percentage of total Transaction Value	7.8%	17.2%	10.0%	23.0%
Life insurance	6,819	7,886	13,775	18,123
Percentage of total Transaction Value	1.4%	2.5%	1.4%	3.4%
Other	1,196	4,070	2,815	8,358
Percentage of total Transaction Value	0.2%	1.2%	0.3%	1.5%
Total Transaction Value	$480,779	$321,810	$953,880	$540,916

Q2 2025

Contribution and Contribution Margin
We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statements of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related costs; internet and hosting costs; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our Supply Partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution increases and our headcount costs and other operating expenses remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our Supply Partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Revenue	$251,622	$178,274	$515,931	$304,923
Less cost of revenue	(213,935)	(146,589)	(436,605)	(249,558)
Gross profit	$37,687	$31,685	$79,326	$55,365
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	277	392	571	2,249
Salaries, wages, and related	785	659	1,601	1,567
Internet and hosting	200	126	371	257
Other expenses	165	166	367	369
Depreciation	6	5	12	10
Other services	528	631	1,240	1,459
Merchant-related fees	188	78	330	142
Contribution	$39,836	$33,742	$83,818	$61,418
Gross margin	15.0%	17.8%	15.4%	18.2%
Contribution Margin	15.8%	18.9%	16.2%	20.1%
Consumer Referrals
We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement that is presented subsequent to the consumer’s search (e.g., auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated either through insurance carriers, insurance-focused research destination websites or other financial websites that make the data leads available for purchase through our platform, or when consumers complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models.

The following table presents the percentages of total Transaction Value generated from clicks, calls and leads for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Clicks	90.3%	84.6%	88.7%	80.5%
Calls	3.8%	8.9%	5.1%	11.8%
Leads	5.9%	6.5%	6.2%	7.7%

Q2 2025

Adjusted EBITDA
We define “Adjusted EBITDA” as net income (loss) excluding interest expense, income tax expense (benefit), depreciation expense on property and equipment, amortization of intangible assets, as well as equity-based compensation expense and certain other adjustments as listed in the table below. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax expense (benefit), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider to be useful to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.
The following table reconciles Adjusted EBITDA with net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Net (loss) income	$(22,533)	$4,420	$(24,867)	$2,929
Equity-based compensation expense	8,112	9,221	15,136	17,855
Interest expense	2,870	3,751	5,825	7,596
Income tax expense	316	130	267	157
Depreciation expense on property and equipment	68	65	130	126
Amortization of intangible assets	512	1,609	1,956	3,218
Transaction expenses(1)	—	559	—	1,217
Write-off of intangible assets(2)	—	—	13,416	—
Contract settlement(3)	—	(1,725)	—	(1,725)
Changes in TRA related liability	79	—	79	—
Changes in Tax Indemnification Receivable	(185)	(1)	(206)	(2)
Legal expenses(4)	35,263	711	42,142	1,788
Adjusted EBITDA	$24,502	$18,740	$53,878	$33,159
(1)Transaction expenses consist of $0.6 million and $1.2 million of legal and accounting fees incurred by us for the three and six months ended June 30, 2024, respectively, in connection with resale registration statements filed with the SEC.
(2)Write-off of intangible assets for the six months ended June 30, 2025 consist of a charge of $13.4 million related to the write-off of customer relationships and trademarks, trade names, and domain names intangible assets acquired as part of the acquisition of Customer Helper Team, LLC.
(3)Contract settlement consists of $1.7 million of income for the three and six months ended June 30, 2024 recorded in connection with a one-time contract termination fee receivable from one of our partners in the Health vertical that ceased operations during the three months ended June 30, 2024.
(4)Legal expenses of $35.3 million and $42.1 million for the three and six months ended June 30, 2025, respectively, consist of increases of $33.0 million and $38.0 million, respectively, to the loss reserve established in connection with the FTC Matter and legal fees and costs incurred in connection with such matter. Legal expenses of $0.7 million and $1.8 million for the three and six months ended June 30, 2024, consist of legal fees and costs incurred in connection with the FTC Matter.

Q2 2025

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our expectation that we have a compelling long-term outlook and substantial upside in our business; our expectation of continued market share gains in our P&C insurance vertical; our belief that the Medicare Advantage market remains a large and growing opportunity where we are well positioned to capture future growth; our expectation that the FTC settlement will be approved and is in the best interests of MediaAlpha and our shareholders; the expected impact of the FTC settlement on Transaction Value and Contribution from our under-65 health sub-vertical; our expectation that the settlement payment will leave us with ample cash to operate our business in the normal course; our belief that we are well positioned for the opportunities ahead in the second half of 2025 and beyond; and our financial outlook for the third quarter of 2025. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on February 24, 2025 and the Forms 10-Q filed on April 30, 2025 and to be filed on August 6, 2025. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

Q2 2025